Exhibit 99.2

November 10, 2016
Effective as of July 1, 2016

Audax Credit BDC Inc.

320 Park Avenue, 19th Floor

New York, NY 10022

To Audax Credit BDC Inc.:

Reference is hereby made to that certain Administration Agreement by and between Audax Credit BDC Inc., a Delaware corporation (the “Company”), and Audax Management Company, LLC, a Delaware limited liability company (the “Administrator”), dated as of June 16, 2015 (the “Administration Agreement”). This letter confirms that, pursuant to the terms of the Administration Agreement, the Administrator is hereby entitled to waive, in whole or in part, its entitlement to receive reimbursements from the Company pursuant to the Administration Agreement. The Administration Agreement is hereby amended to the extent necessary to give effect to this letter.

Audax Management Company, LLC

By:	/s/ Byron Pavano
Name: Byron Pavano
Title: Authorized Signatory

Acknowledged and Agreed:

Audax Credit BDC Inc.

By:	/s/ Byron Pavano
Name: Byron Pavano
Title: Authorized Signatory